Lawson Products, Inc. Announces Strong Third Quarter Results

DES PLAINES, Ill.—(BUSINESS WIRE)—October 28, 2010—Lawson Products, Inc. (NASDAQ:LAWS) (the “Company”), a distributor of products and services to the MRO and OEM marketplaces, today announced results for the third quarter of 2010. During the quarter, the Company continued to execute its plan to achieve long-term growth through operational, infrastructure and sales enhancements. The third quarter results provide evidence of the success of this strategy.

Highlights:

•	Net sales increase of 6.2% over the prior year quarter to $89.3 million.

•	Quarterly operating income of $8.6 million, an increase from $3.6 million in the prior year quarter.

•	Adjusted operating income (excluding severance and a favorable legal settlement) of $6.5 million, a 59.6% or $2.4 million improvement over the prior year quarter.

•	At September 30, 2010, cash on hand was $23.2 million with no debt outstanding.

Net sales for the third quarter of 2010 were $89.3 million, a 6.2% increase over $84.1 million for the prior year period, primarily from continued growth with the Company’s strategic, governmental and automotive customers. These, as well as the Company’s other customer segments, continued to respond positively to the Company’s tailored solutions, new product offerings and technical expertise.

Gross profit increased to $56.1 million in the third quarter of 2010, a $2.0 million improvement over the prior year third quarter. Selling, general and administrative expenses (SG&A) decreased 0.9% and decreased as a percent of sales. The Company was able to realize lower SG&A through additional efficiencies and productivity gains while continuing to invest in its ongoing sales transformation, network optimization and Enterprise Resource Planning (ERP) initiatives. The Company incurred $1.6 million of ERP expenses during the quarter. These investments are strengthening the Company’s foundation for future growth by streamlining core business functions of its MRO business, enhancing the overall customer experience and improving sales effectiveness.

Operating income in the third quarter of 2010 was $8.6 million compared to $3.6 million in 2009. The Company reported income from continuing operations of $5.9 million or $0.69 per share in the third quarter of 2010 compared to income from continuing operations of $2.8 million or $0.33 per share in the third quarter of 2009.

During the quarter, the Company finalized a pending legal claim against a competitor in favor of the Company in the amount of $4.1 million of which $3.5 million was realized in the quarter. Excluding severance of $1.5 million and the legal settlement of $3.5 million, adjusted non-GAAP operating income for the quarter was $6.5 million compared to $4.1 million in last year’s period. These items positively impacted diluted earnings per share from continuing operations for the quarter by $0.16. Net income diluted earnings per share was negatively impacted by $0.29 per share from discontinued operations.

During the third quarter, the Company continued to make significant progress on key business initiatives:

•	Completed the blueprint phase of ERP. This will enable the Company to implement the new ERP system with a phased roll out commencing in the second quarter of 2011.

•	Improved agent sales productivity. Transitioned independent agent district managers to employee district sales managers.

•	Sold non-core assets and liabilities of Assembly Component Systems (ACS). The transaction resulted in a $19.0 million selling price which the Company will utilize to invest in the MRO business.

Thomas Neri, president and chief executive officer commented, “I am very pleased with our third quarter operating performance. Our team has worked hard to execute our business plan and the results reflect their progress. We continue to focus on transforming our business and have made significant progress with our ERP implementation and sales force restructuring. The sale of our ACS business generated cash and freed up valuable resources that we will use to further invest in our MRO business. We believe these past and planned future investments as well as operational improvements will strengthen our business, deliver long-term shareholder value and enhance the customer experience.”

Net sales for the nine months ended September 30, 2010, were $260.1 million, a 2.2% improvement over net sales of $254.5 million in the first nine months of 2009. Gross profit increased to $163.3 million for the nine months ended September 30, 2010, a $3.4 million increase over last year’s period. Gross profit as a percent of sales remained constant at 62.8% for both the nine months ended September 30, 2010 and 2009. Selling, general and administrative expenses decreased 2.0% and decreased as a percent of sales, driven by streamlining the Company’s cost structure, including the closure of the Dallas and Charlotte distribution centers in 2009 and a 9% staff reduction.

Operating income for the nine months ended September 30, 2010 was $15.7 million compared to $0.5 million in 2009. The Company reported income from continuing operations of $9.5 million or $1.11 per share of common stock in the first nine months of 2010, compared to income from continuing operations of $0.6 million or $0.07 per share in the comparable 2009 period. Excluding severance of $3.2 million, a favorable legal settlement of $4.1 million and the gain on the disposal of property of $1.7 million, adjusted non-GAAP operating income for the quarter was $13.1 million compared to $6.7 million in 2009. These non-recurring items positively impacted diluted earnings per share from continuing operations for the nine months ended September 30, 2010 by $0.19. Net income diluted earnings per share was negatively impacted by $0.24 per share from discontinued operations.

About Lawson Products, Inc.
Founded in 1952, Lawson Products, Inc. (NASDAQ:LAWS), is an industrial distributor of more than 200,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of 1,200 experienced field sales agents and approximately 1,000 employees. The company services the industrial, institutional, commercial and government markets in all 50 U.S. states, Canada and Puerto Rico.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2009 Form 10-K filed on February 25, 2010. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except		per share data)
(Unaudited)
	Three Months Ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$89,264	$84,054	$260,102	$254,483
Cost of goods sold	33,210	30,009	96,792	94,550

Gross profit	56,054	54,045	163,310	159,933

Operating expenses:
Selling, general and administrative expenses	49,512	49,947	150,195	153,210
Severance and other expenses (benefits)	(2,024)	464	(875)	6,253
Loss (gain) on disposal of property, plant and equipment	—	—	(1,701)	16

Operating income	8,566	3,634	15,691	454

Other income (expense), net	(119)	(8)	(354)	422

Income from continuing operations before income taxes	8,447	3,626	15,337	876

Income tax expense	2,584	853	5,880	254

Income (loss) from continuing operations	5,863	2,773	9,457	622

Loss from discontinued operations, net of income taxes	(2,434)	(1,270)	(2,009)	(3,220)

Net income (loss)	$3,429	$1,503	$7,448	$(2,598)

Basic and diluted income (loss) per share of common stock:
Continuing operations	$0.69	$0.33	$1.11	$0.07
Discontinued operations	(0.29)	(0.15)	(0.24)	(0.37)

Net income (loss) per share	$0.40	$0.18	$0.87	$(0.30)

Basic weighted average shares outstanding	8,522	8,522	8,522	8,522
Dilutive effect of stock based compensation	12	—	6	—

Diluted weighted average shares outstanding	8,534	8,522	8,528	8,522

Cash dividends declared per share of common stock	$0.08	$0.06	$0.20	$0.12

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)
	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$23,170	$8,787
Accounts receivable, less allowance for doubtful accounts	39,032	32,225
Inventories	55,802	54,692
Miscellaneous receivables and prepaid expenses	11,281	10,214
Deferred income taxes	4,711	2,935
Property held for sale	—	332
Discontinued operations	1,106	29,135

Total current assets	135,102	138,320

Property, plant and equipment, less accumulated depreciation and amortization	41,012	40,394
Cash value of life insurance	14,983	17,021
Deferred income taxes	11,795	14,313
Goodwill	28,099	27,957
Other	2,132	2,524
Discontinued operations	—	1,118

Total assets	$233,123	$241,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,704	$14,191
Settlement payable	—	10,000
Accrued expenses and other liabilities	32,402	34,681
Discontinued operations	314	4,368
Total current liabilities	52,420	63,240

Security bonus plans	25,365	25,931
Deferred compensation	10,249	10,374
Other	1,186	5,456

	36,800	41,761

Total Stockholders’ Equity	143,903	136,646
Total liabilities and stockholders’ equity	$233,123	$241,647

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months and nine months ended September 30, 2010 and 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
	(Amounts in thousands)
	(Unaudited)
	Three Months Ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Operating income, as reported per GAAP	$8,566	$3,634	$15,691	$454
Severance charges	1,476	464	3,175	6,253
Litigation settlement (1)	(3,500)		(4,050)
Loss (gain) on disposal of property (2)	—	—	(1,701)	16

Adjusted non-GAAP operating income	$6,542	$4,098	$13,115	$6,723

(1)	The $3.5 million and $4.1 million benefits recorded in the three and nine months ended September 30, 2010 relate to proceeds received from a settlement agreement and legal remedies related to the actions of several former sales agents and the Share Corporation.

(2)	The $1.7 million gain on disposal of property in 2010 relates to the sale of the Dallas, Texas distribution center.

Contact: Lawson Products, Inc.
Ronald J. Knutson
SVP, Chief Financial Officer
847-827-9666, ext. 2665